Exhibit 99.2

GHL Acquisition Corp. Announces Warrant Restructuring

●	Approximately 26.8 Million Additional Warrants Eliminated or Restructured
●	Improves Transaction Economics for Shareholders
●	Meaningfully Reduces Post-Closing Warrant Overhang

NEW YORK, July 29, 2009 – GHL Acquisition Corp. (“GHL Acquisition”) (NYX: GHQ, GHQ.U and GHQ.WS) announced today that it has entered into agreements with certain warrantholders as a result of which approximately 26.8 million GHL Acquisition warrants will be repurchased or restructured upon closing of its acquisition of Iridium Holdings LLC (“Iridium”).  The warrants subject to these agreements, combined with those subject to an agreement with Banc of America Securities LLC (“Banc of America”) previously disclosed, represent approximately 69% of the 44.1 million warrants that would otherwise have been outstanding following the acquisition of Iridium.  These repurchases and restructurings are in addition to all previously announced warrant forfeitures by Greenhill & Co., Inc. (“Greenhill”) (NYSE: GHL), the sponsor of GHL Acquisition. The effect of the agreements with warrantholders is to significantly reduce the number of fully diluted GHL Acquisition shares that will be outstanding following completion of the acquisition of Iridium. The acquisition of Iridium remains subject to Federal Communications Commission approval, as well as approval by GHL Acquisition shareholders.

Scott L. Bok, Chief Executive Officer of GHL Acquisition, commented: “We believe that the warrant restructuring announced today, in combination with a number of steps we have already taken, further increases the attractiveness of our proposed acquisition of Iridium.  Prior to today, we had negotiated a 15% reduction in the originally agreed purchase price of Iridium, reduced our underwriter’s deferred underwriting fee by approximately $8.2 million, agreed to repurchase approximately 3.7 million warrants held by our underwriter at a discount and agreed with our sponsor, Greenhill, that it will forfeit approximately 12.4 million warrants.  Today’s announcement, combined with the continuing attractiveness of Iridium’s business, makes us more enthusiastic than ever about the valuation at which we are acquiring the company.”

Summary terms of today’s warrant restructuring are as follows:

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Approximately 12.4 million existing warrants will be repurchased by GHL Acquisition for a total of approximately $3.1 million of cash and approximately $12.4 million of GHL Acquisition common shares, with the number of shares to be determined based on the offering price per common share of GHL Acquisition (subject to a minimum of one-tenth of a share per warrant) in a future equity offering which will be conditioned upon the closing of the Iridium acquisition.

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Approximately 14.4 million existing warrants will be restructured to increase their strike price to 115% of the offering price per common share of GHL Acquisition (subject to a maximum strike price of $11.50) in a future equity offering which will be conditioned upon the closing of the Iridium acquisition and will have their expiration date extended by two years to February 2015.  The approximately 14.4 million warrants being restructured in this manner include the 4.0 million remaining private placement warrants held by Greenhill that have not been forfeited and 0.4 million warrants currently held by Scott L. Bok, Chairman and Chief Executive Officer of GHL Acquisition, and Robert H. Niehaus, Senior Vice President of GHL Acquisition.

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The above warrant repurchases and restructurings are in addition to the previously announced repurchase of approximately 3.7 million warrants currently owned by Banc of America for approximately $1.8 million in aggregate and to Greenhill’s previously announced forfeitures of approximately 12.4 million warrants, both of which will occur concurrently with the closing of the Iridium acquisition, should it occur.

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After reflecting today’s agreement, Greenhill’s stake in GHL Acquisition post-closing will include: (i) approximately 6.9 million GHL Acquisition common shares, which it received for founding GHL Acquisition and making an $8 million initial investment; (ii) upon conversion, approximately 1.9 million GHL Acquisition common shares resulting from conversion of its $22.9 million convertible note investment in Iridium; and (iii) 4.0 million GHL Acquisition warrants with an out-of-the-money strike price as described above.

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At the closing of the acquisition, including the effects of all warrant restructurings announced to date, there will be approximately 13.7 million GHL Acquisition warrants with a $7.00 strike price outstanding and approximately 14.4 million GHL Acquisition warrants with an out-of-the-money strike price as described above.

GHL Acquisition currently anticipates that the agreements announced today will constitute the last adjustment of valuation-related or other terms of the planned acquisition and currently anticipates holding its shareholder vote on the Iridium acquisition in September 2009.  Closing of the acquisition is subject to, and will occur as soon as practicable following, a favorable shareholder vote and also remains subject to approval by the Federal Communications Commission.

Conference Call Information

GHL Acquisition will host a conference call for analysts, investors and other interested parties on Wednesday, July 29, 2009, at 2:00 p.m. Eastern Time (ET) to discuss today’s announcement.  To participate, please call the toll-free number 866-393-0612 (U.S. callers only) or, from outside the U.S., 706-902-1870. The passcode for the live call is 22359735.  A transcript of the conference call will be filed by GHL Acquisition as part of a Form 8-K with the Securities and Exchange Commission.

About GHL Acquisition Corp.

GHL Acquisition is a special purpose acquisition company launched in February 2008 in an initial public offering raising $400 million of gross proceeds. Founded by Greenhill, GHL Acquisition was formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets. It currently has no operating businesses.

Forward-Looking Statements and Other Disclosure

This press release contains, and GHL Acquisition’s management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions of or indicate future events, trends or prospects identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of GHL Acquisition to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding the timing of the proposed transaction with Iridium, whether the transaction will be approved by GHL Acquisition’s stockholders, whether the closing conditions will be satisfied (including receipt of regulatory approvals), as well as industry and economic conditions, and competitive, legal, governmental and technological factors. There is no assurance that GHL Acquisition’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if GHL Acquisition’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.  GHL Acquisition’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and, except as required by law, GHL Acquisition undertakes no obligation to update forward-looking statements.

This press release is for informational purposes only and does not constitute an offer of any securities for sale.